RESEARCH AND DEVELOPMENT AGREEMENT


EFFECTIVE DATE:  April 10, 1995

PARTIES:

     Cistron Biotechnology, Inc.
     Box 3004
     10 Bloomfield Avenue
     Pine Brook, New Jersey, USA 07058               ("CISTRON")

     Research and Diagnostic Systems, Inc.
     614 McKinley Place NE
     Minneapolis, Minnesota, USA 55413                    ("R&D")

RECITALS:

     A. CISTRON has an exclusive, worldwide license from the New England Medical Center Hospitals, Inc., Tufts University, Massachusetts Institute of Technology and Wellesley College (the "Institutions") to make, use and sell, and to sublicense to others products utilizing the human interleukin-1 beta ("IL-1b"), which is the subject of patents owned by the Institutions, and to make, use and sell products incorporating the inventions claimed in such patents and related technology (the "License Agreement").

     B. CISTRON has begun research and development of a chair-side, interleukin-1 beta ("IL-1b") assay for the detection and monitoring of periodontal disease in humans (the "DENTAL KIT") and other new research products described in the following agreement.

     C. R&D desires to support CISTRON's development of the DENTAL KIT and the new research products in exchange for co-exclusive marketing rights with CISTRON pursuant to the terms and provisions of the following agreement.

AGREEMENT:

     In consideration of the rights, obligations and mutual premises set forth herein, CISTRON and R&D, intending to be bound thereby, agree as follows:


                     Article 1.  Definitions

The following terms as used in this Agreement shall have the following meanings:

     1.1 Territory. "TERRITORY" shall mean the dental diagnostic market worldwide as to the DENTAL KIT and the research market worldwide as to the NEW RESEARCH PRODUCTS.

     1.2 Dental Kit. "DENTAL KIT" shall mean a single use, chair-side, semi-quantitative EIA assay to measure IL-1b in human gingival crevicular fluid to aid in the detection and/or monitoring of periodontal disease by dentists and periodontists.

     1.3 New Research Products. "NEW RESEARCH PRODUCTS" shall mean newly identified cytokines, peptides, mutants and/or antibodies thereto, or other products for the research market developed under the terms of this Agreement.

     1.4 IL-1b Patents. "IL-1b PATENTS" shall mean all United States and foreign patents and patent applications and any divisions, continuations, continuations in part, reissues, reexaminations, renewals and extensions thereof, and all pending applications therefor (a) which are set forth on Appendix A, or (b) which claim inventions that are related to IL-1b or derivatives, mutants, variants, fragments, antibodies, assays or chemical analogs thereof, and which are conceived or reduced to practice in whole or in part by (i) employees, agents or contractors of CISTRON during the term of this Agreement and/or (ii) which are licensed to CISTRON, and/or (c) which are derived in whole or in part from material, information or data proprietary to CISTRON, provided by CISTRON to R&D and reduced to writing by either party within thirty (30) days of transfer and the receipt of which is acknowledged in writing by R&D.

     1.5 Confidential Information. "CONFIDENTIAL INFORMATION" shall mean any proprietary information or materials belonging to the disclosing party (whether or not patentable) including, but not limited to, formulations, techniques, methodology, equipment, data, reports, know-how, sources of supply, patent positioning, consultants and business plans including any negative development which are communicated to, learned by, or otherwise acquired by the party receiving such information or materials during or in the course of this Agreement.

Notwithstanding the foregoing, CONFIDENTIAL INFORMATION shall not include any information which (a) is or becomes part of the public domain through no act or omission on the part of the receiving party, (b) is disclosed to a third party by the disclosing party without restriction on such third party, (c) is in the receiving party's possession at or prior to the time of disclosure under this Agreement and the receiving party is under no prior obligation of confidentiality with respect thereto, (d) is disclosed to the receiving party by a third party having no obligation of confidentiality with respect thereto,
(e) is independently developed by the receiving party, or (f) is released from confidential treatment by written consent of the disclosing party.


       Article 2.  Funded Research and Development Program

     2.1 Marketing Rights. CISTRON has initiated research and development of the DENTAL KIT and certain NEW RESEARCH PRODUCTS. R&D has agreed to support the research and development of the DENTAL KIT and NEW RESEARCH PRODUCTS in return for co-exclusive marketing rights with CISTRON in the TERRITORY. For purposes of this Agreement, "co-exclusive marketing right" shall mean that CISTRON grants to R&D a sole exclusive license or sublicense, as applicable, and retains for itself the right, to market the products, but CISTRON shall not grant any third party any rights to the DENTAL KIT or the NEW RESEARCH PRODUCTS.

     2.2  Research and Development Payments.

          a. Calculation. R&D will pay CISTRON an aggregate of One Million Dollars ($1,000,000) (the "Research Funds") towards the research and development of the DENTAL KIT according to the preliminary research plan attached as Appendix B and the NEW RESEARCH PRODUCTS identified in Appendix B and other NEW RESEARCH PRODUCTS approved by R&D in writing from time to time. CISTRON and R&D agree to negotiate in good faith to develop a detailed research plan for the DENTAL KIT and the NEW RESEARCH PRODUCTS identified on Appendix B and other potential NEW RESEARCH PRODUCTS. R&D shall have the right to redirect the use of the Research Funds among the DENTAL KIT and NEW RESEARCH PRODUCTS projects if results of any data or research is not progressing in a satisfactory or successful manner, as defined in accordance with the research plan set forth in Appendix B, as amended from time to time by the parties.

          b. Payment. The Research Funds shall be payable in ten (10) calendar quarterly payments in the amount of $100,000 each, starting July 1, 1995. These quarterly payments are non-refundable and shall be due on the first day of each calendar quarter regardless of scientific progress. The Research Funds are not subject to set-off if R&D has any claim against CISTRON for breach of this Agreement or for any other reason. If R&D defaults in the payment of any quarterly Research Fund payment and such payment remains unpaid ten (10) business days after delivery of written notice of nonpayment by CISTRON to R&D, the remaining Research Funds shall become immediately due and payable.

     2.3 Reports. CISTRON will provide R&D with calendar quarterly written progress reports on the development of the DENTAL KIT and NEW RESEARCH PRODUCTS. Such reports shall be delivered within thirty (30) days after the end of each calendar quarter during the term of this Agreement. Such progress reports shall be considered Confidential Information and subject to the confidentiality provisions of Section 5.2.

     2.4 License. Upon completion of the preliminary research plan set forth in Appendix B and upon receipt of the full Research Funds, R&D shall automatically receive a fully paid right and license to exploit the inventions and technology covered by the claims in IL-1b PATENTS to market the DENTAL KIT and the NEW RESEARCH PRODUCTS in the Territory co-exclusively with CISTRON for the term of this Agreement. R&D acknowledges and agrees that such right and license may be limited if CISTRON's right to grant such right and license is limited; provided, however, CISTRON will grant such right and license to the fullest extent of its right to do so. CISTRON agrees to sell to R&D its requirements of the DENTAL KIT and the NEW RESEARCH PRODUCTS under the terms of a supply agreement to be negotiated between the parties in good faith at such time as quantities and manufacturing costs are determined, but in no event shall such manufacturing costs for the DENTAL KIT be less than CISTRON's fully absorbed manufactured cost plus twenty percent (20%). Such supply agreement shall contain similar provisions as found in the Supply Agreement between the parties executed on even date herewith.

     2.5 DENTAL KIT Patent Rights. Notwithstanding any of the provisions contained in this Agreement, R&D understands and agrees that CISTRON will retain ownership of all of its patent rights relating to the DENTAL KIT and/or NEW RESEARCH PRODUCTS as may presently or hereafter exist.

     2.6 FDA Approval. Upon completion of the research plan for the DENTAL KIT or for any NEW RESEARCH PRODUCT, either party may delivery written notice to the other party of its desire to file an application with, and seek approval of, the U.S. Food and Drug Administration or the equivalent United States regulatory body (the "FDA") for the manufacture and sale of the DENTAL KIT as a diagnostic product or of a NEW RESEARCH PRODUCT. The other party shall have a period of one hundred twenty (120) days to elect whether or not to participate in such application. Such election shall be made by delivery of written notice to the first party prior to the expiration of the one hundred twenty (120) day period. If the party elects to participate in such application, each party shall share equally in the preparation and filing of such application with the FDA. If the other party elects not to participate in such application, such party shall loose its co-exclusive rights under this Agreement and the first party shall have the full, exclusive rights to manufacture and market the affected product.


                     Article 3.  Warranties

     3.1 Corporate Authority. CISTRON and R&D each represents and warrants to the other that:

          a. it is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation;

          b. it has taken all necessary action on its part that may be required under the laws of its state of incorporation and under its certificate of incorporation and its bylaws to authorize the execution, delivery and performance of this Agreement; and

          c. this Agreement constitutes the valid and legally binding obligation of such party, enforceable against it in accordance with its terms.

     3.2 License Agreement. CISTRON represents and warrants to R&D that it has the exclusive, worldwide license from the Institutions to make, use and sell, and to sublicense to others, products utilizing the IL-1b and to make, use and sell products incorporating the inventions claimed in the IL-1b PATENTS and related technology under the terms of the License Agreement.

     3.3 DISCLAIMER OF WARRANTIES. THE WARRANTIES SET FORTH IN THIS ARTICLE 3 ARE THE ONLY WARRANTIES MADE BY THE PARTIES AND ARE EXPRESSLY IN LIEU OF ANY AND ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING STATED HEREIN TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY DISTRIBUTEE OF THE OTHER PARTY OR ANYONE ELSE IN PRIVITY WITH THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES REGARDLESS OF WHETHER OR NOT THE FIRST PARTY HAS BEEN APPRISED OF THE POSSIBILITY THEREOF.


                Article 4.  Term and Termination

     4.1 Term. Unless earlier terminated pursuant to paragraphs 4.2, 4.3 or 4.4, the provisions of this Agreement will expire upon the expiration of the last to expire of the IL-1b PATENTS. For purposes of this paragraph, "expire" shall mean expiration, abandonment, cancellation, disclaimer, award to another in an interference proceeding, or declaration of invalidity or unenforceability by a court or other authority of competent jurisdiction from which no further appeal has or can be taken.

     4.2 Termination For Breach. Upon material breach of this Agreement by either party and in the event the breach is not cured within forty-five (45) days after delivery of written notice to the defaulting party by the other party, in addition to any other remedy it may have, the notifying party at its sole option may terminate this Agreement by delivery of an additional termination notice to the other party at the end of such forty-five (45) day period.

     4.3 Insolvency. This Agreement may be terminated by one party if the other party becomes insolvent, is unable to pay its debts as they mature, makes an assignment for the benefit of its creditors, files a petition for protection under any bankruptcy law, has an involuntary petition for bankruptcy filed against it, or applies for the appointment of a receiver or trustee for substantially all of its property or assets or permits the appointment of any such receiver or trustee who is not discharged within a period of thirty (30) days after such appointment.

     4.4 Infringement by DENTAL KIT. The portions of this Agreement pertaining to the DENTAL KIT may be terminated by either party upon learning of the existence of a third party patent which, in the opinion of competent legal counsel, is infringed by the sale of the DENTAL KIT.

     4.5 Post Termination Rights. Upon any termination of this Agreement, R&D will be entitled to use and sell any completed inventory of DENTAL KITS and/or NEW RESEARCH PRODUCTS, so long as R&D pays to CISTRON the amount applicable to the purchase of such inventory in accordance with the terms and conditions of the negotiated supply agreement. The above described rights and obligations of R&D and the rights and obligations of the parties under Sections 5.2 and 6.2 of this Agreement are the only rights and obligations of either party which shall survive termination of this Agreement.

     4.6 Notification of Breach of License Agreement. CISTRON shall notify R&D immediately if Cistron receives any notice of breach or termination of CISTRON's license from the Institutions. In such case if CISTRON cannot or will not cure such breach, CISTRON shall allow R&D to cure such breach and deduct the cost thereof from the payments due to CISTRON under Article 2 of this Agreement.


            Article 5.  Publicity and Confidentiality

     5.1 Public Disclosure. The parties shall mutually agree upon the wording of the initial press release regarding this Agreement. Neither party shall use the name of the other party in any form of advertising or promotion, without the express prior written approval of the other party.

     5.2  Confidentiality.

          a. Obligations. Except as provided in Section 5.2.b. below, for a period of five (5) years from the termination date of this Agreement, the receiving party will maintain any and all of the CONFIDENTIAL INFORMATION received from the other party, in confidence, will not use same for its own benefit except as expressly provided in this Agreement, and will not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of the disclosing party to said release or disclosure.

          b. Exceptions. The provisions of Section 5.2.a. notwithstanding, a receiving party may disclose CONFIDENTIAL INFORMATION of the other party to its own affiliates or in the event of a disclosure compelled by a court of competent jurisdiction. In addition, a receiving party may disclose CONFIDENTIAL INFORMATION of the other party in confidence to any third party who has a need to know such CONFIDENTIAL INFORMATION for the purpose of this Agreement; provided that the receiving party will first notify the other party of the identity of such third party and that such disclosure will be made under the provisions of a written confidential disclosure agreement which is binding upon such third party to the same obligations of confidentiality under which the receiving party is bound to the disclosing party by the terms of this Agreement. A receiving party need not notify the disclosing party before disclosing any CONFIDENTIAL INFORMATION of the disclosing party to any affiliate of the receiving party.


                 Article 6.  General Provisions

     6.1 Relationship. The relationship between CISTRON and R&D is that of independent contractors. CISTRON and R&D are not joint venturers, partners, principal and agent, master and servant, employer and employee, and have no relationship other than as independent contractors for the purpose of this Agreement. CISTRON will have no power to bind or obligate R&D in any manner. Likewise, R&D will have no power to bind or obligate CISTRON in any manner.

     6.2  Arbitration.

          a. Submission of Dispute. Any dispute, claim or controversy arising out of or relating to this Agreement (a "Dispute") shall be resolved by binding arbitration conducted pursuant to the provisions of this Agreement and the commercial arbitration rules of the American Arbitration Association ("AAA"), unless such AAA rules are inconsistent with the provisions of this Agreement. Even though the arbitrator(s) shall apply the AAA rules, the arbitration shall not be conducted by the AAA. Either party may commence arbitration proceedings by delivery of written notice to the other party describing the Dispute ("Arbitration Notice").

          b. Appointment of Arbitrator(s). The case shall be submitted to a single arbitrator who shall be a retired state or federal judge or an attorney who has practiced business litigation for at least ten (10) years. Each party shall submit a list of three (3) arbitrators to the other party within ten (10) days after delivery of the Arbitration Notice. From the combined list, the parties shall mutually agree on the arbitrator. Should the parties be unable to agree on the choice of an arbitrator within thirty (30) days after delivery of the Arbitration Notice, the arbitration shall be conducted by a panel of three (3) arbitrators. Each party shall choose one arbitrator within ten (10) after the expiration of the above thirty (30) day period and the two selected shall choose a third arbitrator within five (5) days after their appointment.

          d. Location of Arbitration. The site of the arbitration shall be in the State of New York. The exact location within the State of New York shall be designated by the arbitrator(s).

          e. Interim Remedies. Either party may apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

          f. Costs and Fees. Each party shall be responsible for its own costs and expenses of the arbitration and the costs and fees of the arbitrator(s) shall be borne equally between the parties, unless the arbitrator(s) indicate otherwise in the award.

          g. Binding Effect. The decision and award rendered by the arbitrator will be final and binding. Judgment upon the award may be entered in any court having jurisdiction thereof.

     6.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and supersedes all prior oral or written agreements to this respect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party.

     6.4 Modifications and Waivers. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a writing signed by both parties (in the case of amendments and modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

     6.5 Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of New York without reference to its choice of law principles.

     5.6 Headings. The headings in this Agreement have been inserted for the convenience of the reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

     5.7  Notices.    Any notice or other communication required or permitted
under this Agreement shall be made in writing and shall be deemed to have been delivered upon the earlier of (i) when received, if personally delivered,
(ii) the next business day after delivery if delivered by telecopy or telex,
(iii) the next business day after placement with a reputable overnight delivery service for next day delivery, or (iv) five (5) business days after depositing in the U.S. mails for delivery by certified or registered mail, return receipt requested, postage prepaid and addressed to the appropriate party at the following address:

     To R&D:        R&D Systems, Inc.
                    614 McKinley Place NE
                    Minneapolis, Minnesota USA 55413
                    ATTN:  Roger C. Lucas, Ph.D.
                            or Senior Executive Officer/Biotechnology

     Copy to:       Fredrikson & Byron, P.A.
                    1100 International Center
                    900 Second Avenue South
                    Minneapolis, Minnesota USA 55402
                    ATTN:  Timothy M. Heaney, Esq.

     To CISTRON:    Cistron Biotechnology, Inc.
                    Box 2004
                    10 Bloomfield Avenue
                    Pine Brook, New Jersey USA 07058
                    ATTN:  Bruce C. Galton

     Copy to:       Epstein Becker & Green, P.C.
                    250 Park Avenue
                    New York, New York 10177-0077
                    ATTN:  Seth I. Truwit, Esq.

Addresses may be changed by delivery of notice to the other parties pursuant to the terms of this paragraph. Any notice of change of address shall not be effective until actually received by the addressee.

     6.8 Injunctive Relief. The parties acknowledge and agree that a breach of any of the terms and conditions of this Agreement, including the provisions relating to confidentiality, may cause irreparable injury to the non-breaching party and, according, that the prevailing party may seek and obtain in any arbitration, in addition to damages, any and all available equitable remedies, including, without limitation, specific performance and injunctive relief.

     6.9 Force Majeure. Each party hereto will be excused from performance for failure or delay in meeting any obligations hereunder due to Acts of God, acts of war, fire, flood, embargo, riots or revolution, provided that such excused performance will last only for so long as that party's performance is reasonably prevented by such force majeure. The party affected by such force majeure is to use its best efforts to mitigate any damage thus occasioned.

     6.10 Severability. The provisions of this Agreement are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


Accepted and Agreed to:

CISTRON BIOTECHNOLOGY, INC.             RESEARCH AND DIAGNOSTIC
                                          SYSTEMS, INC.



By                                     By
   ------------------                     ---------------------
   Bruce C. Galton                        Roger C. Lucas, Ph.D.
TITLE:  President & COO                 TITLE:  Executive Vice President



                           APPENDIX A


                    U.S. Patent No. 4,762,914
                    U.S. Patent No. 4,766,069
                    U.S. Patent No. 5,001,057
                    U.S. Patent No. 5,077,219

                 Foreign Equivalents, including

                  EPO Publication No. 0161901B1




                           APPENDIX B

I.   IL-1b LEVELS USED AS AN INDICATOR OF PERIODONTITIS

     A.   Aim

          The aim of this study is twofold. First, to assess the feasibility of using Interleukin-1 beta (IL-1b) levels as a predictor of periodontal disease activity and secondly, to develop a semi-quantitative, chair-side assay for quick and easy measurement of IL-1b.

     B.   Background

          Previous studies have suggested that IL-1b is present at high levels in gingival crevicular fluid (GCF) from subjects with periodontal disease. These studies included a Phase I SBIR grant conducted by Cistron. This cross-sectional study involved ninety-five (95) subjects that were evaluated clinically using standard periodontal parameters. The mean IL-1b level in subjects with periodontitis was greater than 568pg/mL while the mean level in-health subjects and/or those with gingivitis was less than 188pg/mL. However, when in-health subjects were analyzed alone (without subjects with gingivitis) the mean dropped to 70pg/mL.

          Clearly, this study supported the involvement of IL-1b in periodontitis, but by its cross-sectional design, could not give data to support the possible use of IL-1b as a predictor. To accomplish this task, a longitudinal study is needed.

     C.   Significance

          It is estimated that 70% of American adults are affected by some degree of periodontal disease. Approximately $4 billion was spent in the U.S. during 1990 for periodontal disease diagnosis and treatment (Biotechnology News, Vol. 12, No. 24). Current clinical examination parameters and radiographic evidence only provide subjective insight into the current activity status of a patient's condition. In our Phase I SBIR study, mean IL-1b levels were shown to correlate with clinical diagnosis of periodontitis, gingivitis and in-health. We hypothesize that IL-1b may mediate, at least in part, the breakdown of supporting periodontal tissues, including bone. Therefore, a rapid, in-office assay which measures IL-1b levels in GCF may provide the practitioner with a valuable tool to aid in the diagnosis of active disease and to monitor the relative success of site treatment.

     D.   Experimental Design and Methods

          To accomplish the twofold aim as previously discussed, we propose a three phase study.

          Phase I: a longitudinal study to be conducted at one geographical site, employing 100 subjects with established periodontal disease. Standard clinical indices will be compared to IL-1b levels found in GCF collected at the following time intervals: 0, 4, 8 and 12 months. The data from Phase I will be analyzed and the merits of using IL-1b levels to predict periodontitis will be evaluated.

          Phase II: upon the successful completion of Phase I, a second phase of this study will be started. The main purpose will be to expand the patient population pool. To accomplish this task, two additional geographical sites will be added to the study bringing the total patient population to 300. The same clinical indices that were employed in Phase I will be used in Phase II. All indices collected will be compared to IL-1b levels to determine the possible correlation between IL-1b levels and disease status. If a correlation exists and IL-1b is a predictor of periodontal disease, then the resultant data from Phases I and II would be used to gain FDA approval for an in vitro diagnostic kit.

          Phase III: to complete this study in a timely manner, Phase III will be initiated concurrently with Phase II. The work performed in Phase III will be dedicated to the development of a user-friendly semi-quantitative assay system. In fact, much of the success of this project will be based on acceptance of the assay system by the practitioner. The envisioned final assay system, therefore, will have to be a) easy to use with a minimal number of manipulations,
          b) completely self contained, and c) able to clearly determine in-health from disease state.

     E.   Conclusion

          There is a clear window of opportunity to supply the periodontal market with an in vitro diagnostic assay. This is a large market that requires an objective quantitative test to determine the status of periodontal disease activity. To date, there is a void in this area. It is believed that if a user-friendly, chair-side assay as previously described was made available to this market, it would be warmly accepted.

II.  NEW RESEARCH PRODUCTS

     A.   Enzymes

          Cistron will develop enzyme(s), antibodies to such enzyme(s), and an EIA kit to measure such enzyme(s). After development, Cistron will manufacture the enzyme products for R&D to sell to the research market on a co-exclusive basis with Cistron under such terms and conditions as mutually agreed upon.

     B.   Culture Media Additive

          Cistron will develop a new cytokine which may be useful as an additive to culture medial.